Accel Entertainment Reports Quarterly Record Revenue of $368 Million
in the Second Quarter of 2026

Net Income rose 72% year-over-year

Chicago, IL – August 4, 2026 – Accel Entertainment, Inc. (NYSE: ACEL), a leading locals-focused gaming operator partnering with small businesses, local communities, and state governments to provide entertaining, convenient, and safe gaming experiences nationwide, today announced financial and operating results for the second quarter ended June 30, 2026.

Second Quarter and Recent Highlights:
•Revenue increased 10% to $368 million compared to Q2 '25
◦Ended Q2 '26 with 4,676 locations; an increase of 6% compared to Q2 '25
◦Ended Q2 '26 with 29,281 gaming terminals; an increase of 7% compared to Q2 '25
•Net income of $13 million for Q2 '26; an increase of 72% compared to Q2 '25
◦Included in Net income is $5 million of a loss on the change in the fair value of our contingent earnout shares and a $2.5 million loss on the sale of fixed assets related to asset rationalization
•Adjusted EBITDA increased 11% to $59 million for Q2 '26 compared to Q2 '25
•In Q2 ’26, Operating cash flow was $20 million and Free cash flow was $10 million. We purchased an $18 million tax credit in Q2 ’26 for $17 million, which resulted in a net $1 million tax savings, as reflected in our results. Excluding the tax credit purchase of $17 million, Operating cash flow and Free cash flow would have been $37 million and $26 million, respectively, representing a conversion from Adjusted EBITDA of 63% and 45%.
•Cash and cash equivalents of $255 million and Net debt of $318 million as of June 30, 2026
•Repurchased approximately 500,000 shares of Accel Class A-1 common stock in Q2 '26 for $5.6 million
•Illinois revenue, excluding Fairmount Park, increased 6% year-over-year, driven by continued hold-per-day improvement and higher performing customer mix
•Fairmount Park Casino & Racing launched table games and commenced its second racing season in April 2026

Accel CEO, Andy Rubenstein, commented, "Accel delivered another strong quarter, with revenue increasing 10% year-over-year to a record of $368 million, and Adjusted EBITDA rising 11% to $59 million. We believe these results reflect the strength and resilience of our distributed gaming model, the disciplined execution of our team, and the ongoing success of our long-term strategy.

"Illinois, our largest market, once again delivered impressive results. Revenue from our Illinois distributed gaming operations, excluding Fairmount Park, increased 6% year-over-year, reflecting our continued focus on improving route quality and maximizing revenue and profitability per location. With our entire Illinois installed base now ticket-in, ticket-out (TITO)-enabled, we are encouraged by early customer adoption and expect the benefits to build over time. Fairmount Park performed well in Q2 ’26, delivering its highest quarterly gross profit since the closing of the acquisition less than two years ago. Table games and slots continue to gain traction, our second racing season is underway, and we remain committed to developing a permanent casino at the property.

"The operation of gaming terminals in Chicago remains one of Accel’s most compelling near-term growth opportunities. The Illinois Gaming Board has begun issuing approvals, and we are pleased that seventeen, or 44%, of the locations approved to date are Accel locations. The City of Chicago's Department of Business Affairs and Consumer Protection has begun accepting and processing applications for City video gaming licenses. Once a location receives its City video gaming license, the IGB will permit the terminal operator to schedule its connection to the Central Communications System and proceed to "go-live". Our infrastructure, operating platform and long-standing relationships position Accel to move quickly once the City of Chicago issues our licenses.

"Beyond Illinois, we continued to build momentum in our developing markets during the second quarter. Adjusted EBITDA in each of Nebraska and Georgia increased significantly, highlighting the growing importance of these markets to our long-term earnings growth. In addition, we completed the accretive acquisition of Rice Palace Truck Stop Casino in Louisiana and announced a new route agreement and equipment purchase in Nevada which is adding approximately 600 terminals across Southern Nevada.

"Our disciplined capital allocation strategy has provided Accel with a very strong balance sheet. During the quarter, we repurchased approximately 500,000 shares of our common stock for $5.6 million, and we ended the quarter with net leverage of approximately 1.4 times and an undrawn $300 million revolving credit facility. We believe this financial strength provides the flexibility to invest organically, pursue disciplined acquisitions and return capital to shareholders.

"As I prepare to transition from Chief Executive Officer to Chairman, I am very confident in Accel's future. We have built a resilient business and assembled an exceptional leadership team, which I firmly believe positions Accel for its next chapter of growth. I look forward to continuing to support the company as Chairman and to building on that momentum in the years ahead."

Condensed Consolidated Statements of Operations and Other Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Total net revenues	$368,125	$335,909	$719,683	$659,821
Operating income	32,053	26,874	59,133	52,826
Income before income tax expense	18,379	12,352	38,418	31,958
Net income	12,507	7,262	27,170	21,875
Other Financial Data:
Adjusted EBITDA(1)	58,924	53,180	112,681	102,694

(1)Adjusted EBITDA is a non-GAAP metric. See "Non-GAAP Financial Measures" for a reconciliation to the most directly comparable GAAP metric.

Net Revenues

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenues by state:
Illinois	$264,476	$245,434	$517,273	$478,913
Montana(1)(2)	40,692	40,107	81,330	81,243
Nevada	31,683	27,078	60,984	54,695
Louisiana	10,931	9,630	21,074	18,655
Nebraska	12,224	7,881	23,605	15,111
Georgia	7,095	4,814	13,279	9,139
Other	1,024	965	2,138	2,065
Total net revenues	$368,125	$335,909	$719,683	$659,821
(1)Includes $40.1 million of net gaming revenues and $0.6 million of manufacturing revenues for the three months ended June 30, 2026. In comparison, includes $38.3 million of net gaming revenues and $1.8 million of manufacturing revenues for the three months ended June 30, 2025.
(2)Includes $79.5 million of net gaming revenues and $1.8 million of manufacturing revenues for the six months ended June 30, 2026. In comparison, includes $75.6 million of net gaming revenues and $5.6 million of manufacturing revenues for the six months ended June 30, 2025.

Gross Margin Percentage

	Three Months Ended June 30,
	2026	2025
Gross margin percentage:
Illinois - our regulated split percentage	32.50%	32.50%
Georgia - our regulated split percentage	43.50%	43.50%
All other state splits, revenues and fees	27.78%	27.84%
Total gross margin percentage (1)	31.30%	31.34%

	Six Months Ended June 30,
	2026	2025
Gross margin percentage:
Illinois - our regulated split percentage	32.50%	32.50%
Georgia - our regulated split percentage	43.50%	43.50%
All other state splits, revenues and fees	27.43%	27.25%
Total gross margin percentage (1)	31.20%	31.16%
(1)Gross margin percentage represents the percentage of total net revenue remaining after subtracting the cost of revenue and cost of manufacturing goods sold and is not adjusted to exclude or modify amounts recognized under GAAP.

Key Business Metrics

Locations (1)	As of June 30,		Increase / (Decrease)
	2026	2025	Change	Change (%)
Illinois	2,692	2,741	(49)	(1.8)%
Montana	626	616	10	1.6%
Nevada	548	355	193	54.4%
Louisiana	105	98	7	7.1%
Nebraska	298	275	23	8.4%
Georgia	407	342	65	19.0%
Total locations	4,676	4,427	249	5.6%

Gaming terminals (1)	As of June 30,		Increase / (Decrease)
	2026	2025	Change	Change (%)
Illinois	15,540	15,670	(130)	(0.8)%
Montana	6,714	6,508	206	3.2%
Nevada	4,045	2,650	1,395	52.6%
Louisiana	792	626	166	26.5%
Nebraska	1,029	975	54	5.5%
Georgia	1,161	959	202	21.1%
Total gaming terminals	29,281	27,388	1,893	6.9%

(1)Based on a combination of third-party portal data and data from our internal systems. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

Location hold-per-day (2)	Three Months Ended June 30,		Increase / (Decrease)
	2026	2025	Change ($)	Change (%)
Illinois	$992	$910	$82	9.0%
Montana	642	622	20	3.2%
Nevada	660	784	(124)	(15.8)%
Louisiana	1,145	994	151	15.2%
Nebraska	427	285	142	49.8%
Georgia	185	149	36	24.2%

Location hold-per-day (2)	Six Months Ended June 30,		Increase / (Decrease)
	2026	2025	Change ($)	Change (%)
Illinois	$973	$896	$77	8.6%
Montana	642	616	26	4.2%
Nevada	664	792	(128)	(16.2)%
Louisiana	1,105	978	127	13.0%
Nebraska	422	271	151	55.7%
Georgia	175	146	29	19.9%

(2)Location hold-per-day is calculated by dividing net gaming revenue in the period by the average number of locations. We then divide the calculated amount by the number of operational days. We utilize this metric to compare market and location performance on a normalized basis. The percent change in location hold-per-day is the underlying metric used to determine the change in same-store sales.

Condensed Consolidated Statements of Cash Flows Data

	Six Months Ended June 30,		Increase / (Decrease)
(in thousands)	2026	2025	Change ($)	Change (%)
Net cash provided by operating activities	$62,707	$64,557	$(1,850)	(2.9)%
Net cash used in investing activities	(47,206)	(59,963)	12,757	21.3%
Net cash used in financing activities	(56,616)	(21,269)	(35,347)	(166.2)%

Non-GAAP Financial Information
This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), including Adjusted EBITDA, Net debt, Net leverage and Free cash flow. Adjusted EBITDA, Net debt, Net leverage and Free cash flow are non-GAAP financial measures and are key metrics that Accel’s management uses to monitor ongoing core operations. Accel’s management believes these non-GAAP financial measures enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to-company and period-to-period comparisons because they exclude the effects of certain non-cash items or nonrecurring items that are unrelated to core operating performance. Accel’s management also believes that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of Accel’s financial performance and to evaluate Accel’s ability to fund capital expenditures, service debt obligations and meet working capital requirements. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with GAAP that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as Accel does.
Adjusted EBITDA is defined as net income plus:
•Interest expense, net
•Income tax expense
•Depreciation and amortization of property and equipment
•Amortization of intangible assets and route and customer acquisition costs
•Stock-based compensation expense
•Loss on change in fair value of contingent earnout shares
•All other adjustments, which includes:
◦Other expenses, net which consists of i) non-cash expenses including the remeasurement of contingent consideration liabilities, ii) non-recurring lobbying and legal expenses related to distributed gaming expansion in current or prospective markets, iii) other non-recurring expenses, and beginning in 2026 iv) gain or loss on sale of fixed assets, which were previously presented in general and administrative expenses. Prior periods have not been recast to reflect this change.
◦Loss from unconsolidated affiliates
◦Emerging markets which reflects the results, on an Adjusted EBITDA basis, for non-core jurisdictions where our operations are developing

•Markets are no longer considered emerging when we have installed or acquired at least 500 gaming terminals in the jurisdiction, or when 24 months have elapsed from the date we first install or acquire gaming terminals in the jurisdiction, whichever occurs first.
•Prior to June 2025, Pennsylvania was considered an emerging market.
•As of June 2025, we no longer have any emerging markets.
Free cash flow is defined as Adjusted EBITDA:
•less Cash payments for interest, net
•less Cash payments for income taxes, net
•less Purchases of property and equipment
•plus Proceeds from sales of property and equipment
•less All other cashflows from operations (primarily working capital)
Net debt is defined as debt, net of current maturities:
•plus Current maturities of debt
•less Cash and cash equivalents
Net leverage is defined as Net debt divided by trailing twelve-month Adjusted EBITDA
Free cash flow is also defined as Net cash provided by operating activities:
•less Purchases of property and equipment
•plus Proceeds from sales of property and equipment

Reconciliation of Net income to Adjusted EBITDA and Free cash flow

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net income	$12,507	$7,262	$27,170	$21,875
Adjustments:
Interest expense, net	8,642	8,771	17,143	17,456
Income tax expense	5,872	5,090	11,248	10,083
Depreciation and amortization of property and equipment	13,827	13,095	27,689	25,396
Amortization of intangible assets and route and customer acquisition costs	6,823	6,322	13,613	12,612
Stock-based compensation	3,243	2,789	5,742	4,880
Loss on change in fair value of contingent earnout shares	5,018	5,734	3,542	3,379
All other adjustments (1)	2,992	4,117	6,534	7,013
Adjusted EBITDA (2)	58,924	53,180	112,681	102,694

Cash payments for interest, net	(8,304)	(7,945)	(16,246)	(16,010)
Cash payments for income taxes, net	(29,071)	(15,523)	(29,071)	(15,523)
Purchases of property and equipment	(11,100)	(26,042)	(33,959)	(52,797)
Proceeds from sales of property and equipment	729	483	1,076	1,177
All other cashflows from operations (primarily working capital)	(1,585)	(9,907)	(4,657)	(6,604)
Free cash flow	$9,593	$(5,754)	$29,824	$12,937

(1)Loss on sale of fixed assets was $2.5 million and $3.2 million for the three and six months ended June 30, 2026, respectively, and is included in Other expenses, net. Loss on sale of fixed assets was $0.1 million and $0.3 million for the three and six months ended June 30, 2025, respectively, and is presented in general and administrative expenses, which is not an adjustment for EBITDA. Also includes approximately $0.1 million for both the loss contributed from unconsolidated affiliates and emerging markets for the three and six months ended June 30, 2026, and 2025.
(2)Trailing twelve-month Adjusted EBITDA is $220.1 million for the twelve months ended June 30, 2026.

Reconciliation of Debt, net of current maturities to Net debt

	As of June 30,
(in thousands)	2026	2025
Debt, net of current maturities	$543,329	$561,450
Plus: Current maturities of debt	30,000	34,033
Less: Cash and cash equivalents	(255,451)	(264,630)
Net debt	$317,878	$330,853

Reconciliation of Net cash provided by operating activities to Free cash flow

	As of June 30,
(in thousands)	2026	2025
Net cash provided by operating activities (1)	$62,707	$64,557
Less: Purchases of property and equipment	(33,959)	(52,797)
Plus: Proceeds from the sale of property and equipment	1,076	1,177
Free cash flow	$29,824	$12,937
Free cash flow conversion rate (Free cash flow / Adjusted EBITDA)	26.5%	12.6%
(1) Includes the $17 million purchase of tax credits in Q2 ‘26
Conference Call
Accel will host a conference call and webcast at 4:30 PM ET / 3:30 PM CT today to review the results. Interested parties may join the live webcast by registering in advance at https://events.q4inc.com/analyst/652613287?pwd=Ty27oOlb. Registering in advance of the call will provide listeners with a personalized link to view the webcast and an individual dial-in for the call. This registration link to the live webcast, as well as a replay following the call, will also be available on Accel’s investor relations website at ir.accelentertainment.com.
About Accel
Accel Entertainment, Inc. (NYSE: ACEL) is a growing provider of locals-focused gaming and one of the largest terminal operators in the United States, supporting more than 29,000 electronic gaming terminals in nearly 4,700 third-party local and regional establishments and 20 self-operated gaming locations across ten states. Through exclusive long-term contracts, Accel serves licensed non-casino locations including bars, restaurants, convenience stores, truck stops, gaming cafes, and fraternal and veteran establishments.

Accel provides its local partners with a turnkey, full-service, capital-efficient gaming solution that encompasses manufacturing, content, payments, loyalty, 24/7 customer service, data analysis and reporting, and cash logistics. The Company’s racino, Fairmount Park - Casino & Racing, features live racing, electronic gaming machines, live table games, food and beverage amenities, and pari-mutuel betting.

Contact:
Joseph Jaffoni, Norberto Aja
JCIR
212-835-8500
acel@jcir.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including, but not limited to, any statements regarding our ability to invest organically and pursue disciplined acquisitions, estimates of number of gaming terminals, locations, revenues, and Adjusted EBITDA, the opportunities in distributed gaming and local entertainment within the broader gaming market, including in the city of Chicago, our ability to expand operations in developing markets, our ability to roll out new technology to enhance player convenience and operational efficiency over time, and our expansion into casino operations and horse racing, including at Fairmount. The words “predict,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “continue,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements represent our current reasonable beliefs, expectations and assumptions and involve inherent risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: Accel’s ability to operate in existing markets and to expand into new jurisdictions; Accel’s ability to introduce new and appealing products and services amid uncertain market demand and regulatory outcomes; Accel’s ability to maintain or improve its competitive advantages in a highly competitive industry; Accel’s dependence on a concentrated network of key manufacturers, developers and third party providers for gaming terminals, amusement machines, and related software, content and technologies; Accel’s heavy dependency on its ability to win, maintain and renew contracts with location partners; Accel's expansion into casino operations and horse racing; decreased discretionary consumer spending due to broader macroeconomic and socio-political conditions; geographical concentration of Accel’s business, which heightens exposure to local or regional conditions; strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on Accel’s ability to grow or may expose Accel to fines or other penalties; Accel’s dependence on the security, integrity and regulatory compliance of products, services and systems offered, which, if breached or disrupted, could expose Accel to liability; Accel’s dependence on the protection of trademarks and other intellectual property; opponents’ efforts to curtail the expansion of legalized gaming; and other risks and uncertainties indicated from time to time in documents filed or to be filed with the U.S. Securities and Exchange Commission (the "SEC") including those described in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "Form 10-K").

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We are under no obligation to, and expressly disclaim any obligation to, publicly update or alter any forward-looking statement, whether as a result of new information, subsequent events or otherwise, except as required by law.
Industry and Market Data
Unless otherwise indicated, information contained in this press release concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our services. This information includes a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the Form 10-K, as well as Accel's other filings with the SEC. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

ACCEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenues:
Net gaming	$347,375	$313,919	$678,800	$615,870
Amusement	5,250	5,517	11,075	11,425
Manufacturing	568	1,763	1,808	5,621
ATM fees and other	14,932	14,710	28,000	26,905
Total net revenues	368,125	335,909	719,683	659,821
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization expense shown below)	252,620	229,758	494,236	451,230
Cost of manufacturing goods sold (exclusive of depreciation and amortization expense shown below)	268	886	904	2,962
General and administrative	59,556	54,878	117,604	107,882
Depreciation and amortization of property and equipment	13,827	13,095	27,689	25,396
Amortization of intangible assets and route and customer acquisition costs	6,823	6,322	13,613	12,612
Other expenses, net	2,978	4,096	6,504	6,913
Total operating expenses	336,072	309,035	660,550	606,995
Operating income	32,053	26,874	59,133	52,826
Interest expense, net	8,642	8,771	17,143	17,456
Loss from unconsolidated affiliates	14	17	30	33
Loss on change in fair value of contingent earnout shares	5,018	5,734	3,542	3,379
Income before income tax expense	18,379	12,352	38,418	31,958
Income tax expense	5,872	5,090	11,248	10,083
Net income	$12,507	$7,262	$27,170	$21,875
Less: Net income (loss) attributed to redeemable noncontrolling interests	14	(53)	4	(79)
Net income attributable to Accel Entertainment, Inc.	$12,493	$7,315	$27,166	$21,954

Earnings per common share:
Basic	$0.15	$0.09	$0.33	$0.26
Diluted	0.15	0.08	0.32	0.25
Weighted average number of common shares outstanding:
Basic	82,039	85,710	82,299	85,856
Diluted	83,415	86,943	83,753	87,082

ACCEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except par value and share amounts)	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$255,451	$296,566
Accounts receivable, net	13,854	14,198
Prepaid expenses	10,811	7,102
Inventories	9,611	8,231
Income taxes receivable	27,159	9,121
Interest rate hedging instruments	—	430
Other current assets	7,392	7,386
Total current assets	324,278	343,034
Property and equipment, net	359,567	350,304
Route and customer acquisition costs, net	32,860	31,147
Location contracts acquired, net	184,191	186,406
Goodwill	114,737	114,426
Other intangible assets, net	59,860	61,034
Interest rate hedging instruments, net of current	3,366	—
Other assets	18,139	17,042
Total assets	$1,096,998	$1,103,393
Liabilities, Temporary equity, and Stockholders’ equity
Current liabilities:
Current maturities of debt	$30,000	$37,583
Current portion of route and customer acquisition costs payable	3,180	2,473
Accrued location gaming expense	5,070	5,516
Accrued state gaming expense	20,343	21,065
Accounts payable and other accrued expenses	53,807	51,028
Accrued compensation and related expenses	14,433	9,946
Current portion of consideration payable	4,249	3,881
Total current liabilities	131,082	131,492
Debt, net of current maturities	543,329	569,837
Route and customer acquisition costs payable, less current portion	11,434	10,232
Consideration payable, less current portion	15,494	15,790
Contingent earnout share liability	37,218	33,676
Other long-term liabilities	10,194	9,373
Deferred income tax liability, net	60,299	59,230
Total liabilities	809,050	829,630

Temporary equity - Redeemable noncontrolling interest	4,084	4,080

Stockholders’ equity:
Preferred Stock, par value of $0.0001; 1,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Class A-1 Common Stock, par value $0.0001; 250,000,000 shares authorized; 96,746,724 shares issued and 81,222,573 shares outstanding at June 30, 2026; 96,250,980 shares issued and 82,287,349 shares outstanding at December 31, 2025	8	8
Additional paid-in capital	231,752	229,028
Treasury stock, at cost	(163,648)	(145,747)
Accumulated other comprehensive income	2,380	188
Accumulated earnings	213,372	186,206
Total stockholders' equity	283,864	269,683
Total liabilities, temporary equity, and stockholders' equity	$1,096,998	$1,103,393